Exhibit 99.1

EXPRESSJET REPORTS AUGUST 2009 PERFORMANCE

            HOUSTON, Sept. 14, 2009 – ExpressJet Holdings (NYSE: XJT) today announced traffic and capacity results for August 2009 for its ExpressJet Airlines subsidiary.

Scheduled Flying

            During the month, ExpressJet revenue passenger miles (RPM) totaled 737 million, and available seat miles (ASM) flown were 924 million.  ExpressJet's August load factor, operating as Continental Express, was 79.8%.  The company flew 58,644 block hours and operated 31,911 departures during the month as Continental Express.

Corporate Aviation

            ExpressJet flew 3,810 block hours during the month in its Corporate Aviation (charter) division.  ExpressJet’s fleet within the Corporate Aviation division consisted of eight 41-seat aircraft and 22 50-seat aircraft.

All Flying

            ExpressJet had a total of 244 planes in its fleet during July – 214 allocated to flying as Continental Express and 30 operating in its Corporate Aviation division.

About ExpressJet

           ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines serves 128 scheduled destinations in North America and the Caribbean with approximately 1,160 departures per day.  Operations include a capacity purchase agreement for Continental; providing clients customized 41-seat and 50-seat charter options (www.expressjet.com/charter); and supplying third-party aviation and ground handling services.  For more information, visit www.expressjet.com.

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ExpressJet Reports August 2009 Traffic/Page 2

EXPRESSJET HOLDINGS, INC. AND SUBSIDIARIES
PRELIMINARY STATISTICS

Month Ending August 31, 2009	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	737
Available Seat Miles (ASM) (millions)	924
Passenger Load Factor	79.8%
Block Hours	58,644	3,810
Departures	31,911
Stage Length	580

Year to date	Continental Express	Corporate Aviation

Revenue Passenger Miles (millions)	5,235
Available Seat Miles (ASM) (millions)	6,781
Passenger Load Factor	77.2%
Block Hours	439,439	15,828
Departures	232,595
Stage Length	585

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